UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 26, 2010
DEVELOPERS DIVERSIFIED REALTY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Ohio	001-11690	34-1723097

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (216) 755-5500
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 26, 2010, Developers Diversified Realty Corporation, an Ohio corporation (the “Company”), and Mr. William H. Schafer, Executive Vice President and Chief Financial Officer of the Company, mutually agreed that Mr. Schafer would conclude his employment with the Company effective February 15, 2010. Mr. Schafer will cease serving as an executive officer and Section 16 officer of the Company effective February 15, 2010. Mr. Schafer’s departure was not related to the Company’s financial or operating results or to any disagreements or concerns regarding the Company’s financial or reporting practices.
     In connection with the separation, Mr. Schafer has entered into a Separation Agreement and Release (the “Separation Agreement”) with the Company. The Separation Agreement reflects Mr. Schafer’s departure as a termination without cause and provides that his employment with the Company will terminate on February 15, 2010 due to a waiver of the Company’s 90-day notice requirement. Until that date, Mr. Schafer will continue to receive his current compensation and benefits from the Company. The Separation Agreement is subject to a revocation period in favor of Mr. Schafer.
     Pursuant to the Separation Agreement, Mr. Schafer will receive a lump-sum payment (less applicable deductions) equal to $1,221,000 payable within 10 business days, and a lump-sum payment (less applicable deductions) equal to $549,000 payable after six months. Mr. Schafer will also continue to receive the Company’s health and dental benefits coverage for him and his eligible dependents either until he receives comparable benefits from a subsequent employer or for up to two years following his employment on the same terms applicable to the Company’s active employees. The Company will cover reasonable legal fees for Mr. Schafer in connection with the execution of and receipt of payments under the Separation Agreement. In consideration of these payments and benefits, Mr. Schafer has agreed to a general release of potential claims against the Company and certain related parties.
     The treatment of Mr. Schafer’s equity and incentive awards will generally be governed by the applicable provisions of the Company’s plans and agreements covering such awards. The Company has agreed to waive Mr. Schafer’s one-year non-competition covenant, but other covenants provided for in Mr. Schafer’s Amended and Restated Employment Agreement with the Company will remain in full force and effect, including his confidentiality, non-solicitation and cooperation covenants.
     The summary of the Separation Agreement provided above is qualified in its entirety by reference to the Separation Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
     The Company is actively engaged in a search for a new Chief Financial Officer to replace Mr. Schafer, during which time Mr. Schafer has agreed to provide assistance to the Company. Until a new permanent Chief Financial Officer is hired, effective February 15, 2010, the Company has appointed David J. Oakes, the Company’s Senior Executive Vice President of Finance and Chief Investment Officer, to serve as interim Chief Financial Officer. Mr. Oakes, age 31, was appointed Senior Executive Vice President of Finance and Chief Investment Officer in December 2008. Mr. Oakes was the Executive Vice President of Finance and Chief Investment Officer from April 2007 to December 2008. Prior to joining the Company, Mr. Oakes served as Senior Vice President and portfolio manager at Cohen & Steers Capital Management from April 2002 through March 2007. Previously, he worked as a research analyst in global investment research at Goldman Sachs, where he covered U.S. REITs from June 1999 through April 2002. Mr. Oakes earned his bachelor’s degree at Washington University of St. Louis and is a Chartered Financial Analyst. He is a member of ICSC and NAREIT.
Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Separation Agreement and Release, dated January 26, 2010, by and between Developers Diversified Realty Corporation and William H. Schafer

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:	/s/ Joan U. Allgood
	Name:	Joan U. Allgood
	Title:	Executive Vice President — Corporate Transactions and Governance

Date: January 26, 2010

EXHIBIT INDEX

Exhibit Number	Description

10.1	Separation Agreement and Release, dated January 26, 2010, by and between Developers Diversified Realty Corporation and William H. Schafer